Exhibit 99.1

STRYKER ANNOUNCES ADDITIONAL SHARE REPURCHASE AUTHORIZATION

Kalamazoo, Michigan - October 23, 2008 -- Stryker Corporation (NYSE:SYK) announced today that its Board of Directors has authorized the Company to repurchase up to an additional $250 million of its common stock.  This authorization follows the completion of the previously announced $750 million share repurchase program.  Under the $750 million program, completed the first week of October, the Company purchased 11.6 million shares of common stock.  Purchases under the newly authorized program may be made from time to time in the open market, in privately negotiated transactions or otherwise.  The manner, timing and amount of any purchases will be determined by the Company's management based on their evaluation of market conditions, stock price and other factors.  The Company had 403.7 million shares of common stock outstanding as of September 30, 2008.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; and endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. For more information about Stryker, please visit the Company web site at www.stryker.com.

Contact:     Katherine A. Owen

                  Vice President, Strategy and Investor Relations

                  269/385-2600